Exhibit (c)(13)
CCI Special Committee Overview of CEI Proposal August 25, 2004 Confidential Presentation To:

Table of Contents Overview of Proposal Price Considerations Key Industry Trends Financing Commitment Conclusion and Next Steps

Overview of Proposal

CEI Proposal Overview CEI proposes to buy 100% of shares it does not own for a full and fair price of $32.00 per share 16% premium to 7/30/04 closing price of $27.58, or absolute premium of $4.42 in cash Implied Enterprise Value / Subscriber of $3,896 compared to peer(1) average of $2,905 CEI's proposal is an excellent opportunity for public shareholders Attractive and certain relative to projected fundamental valuation Well above actual and average prices (30-day average stock price of $28.17) before offer was announced Provides considerable value for the non-controlling interests of CCI's public shareholders, where there is no possibility of a take-out by another bidder (CEI has not applied any minority discount) Ability for large holders to liquidate position without a discount Certainty of value in face of a challenging environment for cable stocks and overall market No evidence of catalyst that will drive prices back to this or previous levels, especially given current challenges facing the cable industry Under this proposal, a transaction, once approved, can be accomplished quickly and with limited execution risk Committed financing Transaction documentation already drafted Definitive agreement which provides certainty of closing No substantial regulatory hurdles Proposal is financially attractive to minority shareholders, carries limited risk, and is generous given CEI's current controlling position and valuation trends ___________________________ Cable peers include Cablevision, Charter, Comcast, Insight, Mediacom; data as of July 30, 2004. 1

CEI proposes to buy 100% of the shares it does not currently own (241 million shares) in cash for a price of $32.00 per share, the specific terms of which will be detailed in an "Agreement and Plan of Merger" (the "Agreement") Once Special Committee approves transaction, CEI and CCI to launch joint tender offer to be followed by a back-end merger at the same price If 90% tender condition satisfied, CEI will purchase all tendered shares and immediately consummate a short-form merger at the same price per share If 90% tender condition is not satisfied, CEI elects to either proceed directly with a long-form merger or to waive 90% tender condition, in which case: CEI purchases up to a designated number of shares CCI would purchase remaining shares in two steps Buy shares tendered that CEI does not purchase Remaining shares in back-end long-form merger Strict compliance with all holders, best price rule $7.9 billion of committed financing provided by Citigroup, Lehman Brothers and JP Morgan to fund purchase price and expenses Additional $2.1 billion for liquidity and replacing existing revolving credit facilities 90% acceptance condition in Tender Offer (waivable by CEI) Special Committee agrees to call a Special Meeting if 90% condition is not met to submit the proposal / long-form merger to a shareholder vote Customary Material Adverse Change clause Key Proposal Terms Transaction Joint Tender Structure Financing Limited Conditions 2

Rationale for CCI Public Shareholders Full and fair offer for non-controlling stake: (i) 16% premium; (ii) Enterprise Value / Subscriber of $3,896 compared to $2,905 market average Negative market sentiment towards cable unlikely to be reversed Cable sector continues to be re-rated downward by the market and research analysts CEI's offer creates value for public shareholders which will be difficult to realize if CCI remains public due to the industry's increasingly competitive environment Public market emphasis on short term results impedes long term focus Undue CCI management focus on investor management Difficult to make investments without publicly signaling intentions Compliance with Sarbanes-Oxley adds significant costs Offer mitigates material industry risks Intensifying head-to-head competition with satellite and telecom companies in high speed data, telephony and video Slowing growth in revenue and basic video customers Higher programming expenses continue to pressure margins Under such a fully-private construct, CEI is willing to purchase the outstanding stock of CCI for $32 per share CEI is not willing to sell its stake or allow CCI to be sold to a third party Our proposal would allow CCI public shareholders to lock in a premium value while eliminating continued market risk associated with increased competition and capital investment 3

Price Considerations

Premium Considerations Trading Statistics A $32.00 offer price corresponds to a 16% premium to the current stock price and a 14% premium to the 30 day average (1) ___________________________ Source: FactSet, Lehman Brothers and Citigroup. Data based on stock prices through July 30, 2004. Average market prices based on closing stock prices. Basic video subscribers as of 6/30/04. Offer $32.00 $3,896 9.9x Provides full and fair offer for the non-controlling interest of CCI's public shareholders, where there is no possibility of a take-out by another bidder CEI has not applied any minority discount Absolute premium of $4.42 in cash 4

Peer Comparison Offer is a significant premium to peer average Market Trading Multiples ___________________________ Source: Lehman Brothers, Citigroup and Wall Street research. 1. With debt at market value. Over 34% premium to average Enterprise Value / Subscriber multiple of cable peers 5

Key Industry Trends

Cable Market Trends While CCI has several key strengths as a Company, it is facing significant industry threats ___________________________ Goldman Sachs equity research presentation dated March 16, 2004 for period between 2003 and 2008. Business has performed well historically 6.6 million customer relationships Solid margins Strong management team with proven history Strong market positioning with known quality assets and customer base CCI has been successful with roll-out of new services and creating "stickiness" with the bundle Current scale may prevent ability to mitigate rising programming costs Slow down in subscriber growth Impact of satellite No basic cable subscriber growth vs. 5.4% for DBS (1) Telco DSL deployment threatens HSD growth Pressure on ARPU and margins Increased price competition from RBOCs across all products Higher programming costs Risks posed by RBOCs Driving high speed data product Plans to enter video Wireless voice and data Capex considerations Complex plant maintenance Future capacity needs driven by full digital conversion Strengths Negative Trends Offer is attractive in light of fundamental valuation; it is especially attractive given negative industry trends 6

Competitive Environment HSD ARPU (1) Video Gross Margin (2) HSD Vs. DSL Market Share of Net Adds (3) Cable Vs. Satellite Market Share of Net Adds (4) DBS and RBOCs are expected to increase competitive pressures significantly on cable HSD DSL 2002 0.697372689 0.302627311 2003 0.66263639 0.33736361 2004 0.521673766 0.478326234 2005 0.486641221 0.513358779 2006 0.445597308 0.554402692 2007 0.399234506 0.600765494 2008 0.356059445 0.643940555 ___________________________ Equity research sources: Lehman Brothers (July 2004) and Morgan Stanley (July 2004). CSFB (April 2004). Lehman Brothers (July 2004) and Morgan Stanley (July 2004). Goldman Sachs (March 2004). Cable DBS 2002 -0.387 1.387 2003 -0.173 1.173 2004 0 1 2005 0 1 2006 0 1 2007 0 1 2008 0 1 HSD DSL 2002 40.95 44.67288517 2003 41.03 43.96854485 2004 39.59 39.86725154 2005 37.99 37.80684964 2006 36.865 34.8737155 2007 36.003 34.4123391 2008 35.41 34.17860217 Gross Margin for Top 7 US MSOs 2002 0.695 2003 0.69 2004 0.67 2005 0.65 2006 0.64 2007 0.63 2008 0.62 7

Research Perspectives Street analysts have acknowledged the industry's new competitive dynamics Evolution Of Analyst Views ___________________________ Source: Wall Street research. Previous School of Thought Post Comcast / Disney Announcement New Views The [cable] group has come under some pressure recently with the uncertainty surrounding the Comcast bid for Disney." Citigroup, February 12, 2004 "This deal exposes the vulnerabilities of standalone cable strategy including declining pricing power and rising programming. Standalone cable outlook is worse than many may have expected." CSFB, February 12, 2004 "The bundle will likely be met with intensifying competition [...] with bundle growth becoming more price elastic." UBS, February 12, 2004 "Distribution needs to control more content. Programming cost will challenge growth in core video. Advanced services to become retention tools. Satellite to capture virtually all new video subs. Still room to grow data, but impact on growth is diminishing. Telephony penetration unlikely to reach levels that data can achieve. Will there be another upgrade cycle?" Goldman Sachs, March 16, 2004 "RBOCs [will focus] on discounted DSL pricing. [Use] of an aggressive pricing strategy by DBS could hamper unit growth." Citigroup, May 3, 2004 "High-speed data competition will remain strong. The entry of the RBOCs into video could be enough of a factor in 2004 to drive basic subscriber growth negative." CSFB, April 22, 2004 "Concerned that the risks of the core video- only subscriber loss may partially outweigh the value of the [bundle]." UBS, July 30, 2004 "Consistent with our thesis that HSD ARPUs will decline to below $40 overtime with increased competition from RBOCs [...]. CEI's decision to [...] address competitive issues [means] that competition is likely to remain intense. [...] This could constrain meaningful cable multiple expansion." Goldman Sachs, July 29 / August 2, 2004 "Revenue and EBITDA growth will continue to be driven by strong pricing power." Citigroup, February 11, 2003 "Some of these concerns are overdone: new services growth will remain robust with high-speed data being crucial." CSFB, May 2, 2002 "The bundling strategy also has proven to increase CCI's competitive positioning against DBS providers." UBS, December 13, 2002 "We believe that DBS and DSL providers and the MSOs will compete through product enhancements rather than price wars." Morgan Stanley, August 1, 2002 8

Impact of New Competitive Pressures Market Performance 12% 12% 15% As a result of industry trends, the sector is being re-evaluated downward by the market ___________________________ Source: FactSet. Cable Index includes Comcast, Charter, Cablevision, Mediacom, and Insight. Comcast / Disney Announcement LTM Performance Post Disney Announcement Performance CCI (19%) Cable Index (16%) S&P 500 (5%) 9

Deals Insight 9.8 Comcast 9 Mediacom 9 Cable Average 8.8 CCI 8.8 Charter (1) 8.8 Cablevision 7.3 Verizon 6.1 RBOC Average 5.53 SBC 5.5 BellSouth 5 Relative Valuation Multiple Analysis Compression in valuation multiples reflects new cable execution risks and the market's perception that there is little differentiation among competitor prospects Valuation - EBITDA Multiples ___________________________ Source: Company reports and Wall Street research. Enterprise value multiples based on 1-year forward EBITDA. (1) Valuation multiple calculated with debt at market value. Pre-Offer (July 30, 2004) As competition intensifies across all products, RBOCs could increasingly become a key valuation benchmark for cable 2.5x Differential 10

Offer Has Not Impacted The Market's Fundamental Valuation Views Relative Share Prices of CCI and Comcast Historical Market Valuation of CCI and Comcast Evolution of 2004 EBITDA Multiples Pre and Post CEI's Offer Comcast's stock price evolution since the August 2nd announcement confirms that (i) views on fundamental valuation continue to deteriorate and (ii) the offer reflects a high implicit premium Comcast Multiple CCI Multiple Q2 00 Q4 00 Q2 01 Q4 01 Q2 02 Q4 02 Q2 03 Q4 03 Q2 04 CCI Indexed Price Comcast Indexed Price 5.0x 10.0x 15.0x 20.0x CCI 1YF EBITDA Multiple Comcast 1YF EBITDA Multiple Q2 00 Q4 00 Q2 01 Q4 01 Q2 02 Q4 02 Q2 03 Q4 03 Q2 04 ___________________________ Source: FactSet, Lehman Brothers and Citigroup. 40% 60% 80% 100% 120% 8.5x 8.8x 9.0x 9.3x 9.5x 9.8x 10.0x 10.3x 10.5x 7/27/2004 7/29/2004 7/31/2004 8/2/2004 8/4/2004 8/6/2004 8/8/2004 8/10/2004 8/12/2004 8/14/2004 8/16/2004 8/18/2004 8/20/2004 Post announcement, multiple differential widens by 0.8x Multiple differential of 1.0x 11

Business Plan Risks ___________________________ Measured as a percentage of total homes passed. 2008 Industry Average based on equity research projections; includes Timer Warner Cable, Comcast and Cablevision. Penetration Rates (1) Video HSD Telephony CCI's Case '08 Assumption Driver Category Sensitivity Case '08 Assumption 2008 Industry Average (2) 60% 39% 23% 57% 40% 18% 57% 32% 14% ARPUs Video HSD Telephony $62 $42 $42 $58 $35 $37 $69 $38 $30 Profitability EBITDA Margins 41% 38% 41% CapEx CapEx as a % of Revenues 10% 15% 12% Market does not appear to value CCI based on management case Following sensitivity case is based on UBS equity research report published in July 2004, which appears to be a representation of industry consensus and may be more reflective of the new competitive reality 12

Financing Commitment

Citigroup Global Markets, Inc., Lehman Brothers Inc., and JP Morgan Chase have each committed to underwrite one-third of the total amount To fund the acquisition of the CCI publicly held shares ($7.9 bn) and replace existing CEI's and CCI's credit facilities ($2.1 bn) CEI considers investment grade ratings to be critically important Offer Is Fully Funded CEI has received a commitment from Citigroup, Lehman Brothers and JP Morgan to underwrite a $10 billion credit facility to effect this transaction Financing Commitment Letter - Key Take-Aways Joint Lead Arrangers Use of Proceeds Ratings 13

Conclusion and Next Steps

16% premium over pre-announcement closing price 34% premium over average Enterprise Value / Subscriber of cable peers Considerable and full cash offer for non-controlling interest of public minority Competition more intense today, yielding significant industry uncertainty Challenging environment for cable, which is not receiving public investors' support Further risk of value deterioration for cable given lack of positive catalysts to return to these levels Private ownership provides CCI with flexibility to react to competitive environment Value cannot be realized in public structure given the market's short-term focus and competitive signaling implications Decreases public compliance requirements and associated costs Fully funded offer Transaction documentation drafted No material regulatory hurdles Key Take-Aways CEI's $32 per share offer is the superior value proposition for CCI's minority investors that may not be achievable otherwise Provides Certainty Of Full And Fair Price Transfers Cable Industry Execution Risks Offers Transaction Certainty Creates Appropriate Structure For CCI 14

Next Steps Merger agreement Financing commitment Financial terms Timing The Company and its advisors are available to discuss the key proposal terms further as soon as appropriate 15